Exhibit 10.17

                                   SUMMIT BANK
                                       TO
                     CUNNINGHAM GRAPHICS INTERNATIONAL, INC.
                      $30,000,000 REVOLVING CREDIT FACILITY


                                  JULY 9, 1998

                          CREDIT AND SECURITY AGREEMENT

                                      INDEX


                                                                            PAGE
Section 1  DEFINITIONS ...................................................    3
Section 2  AMOUNTS AND TERMS OF LOAN .....................................    8
Section 3  SECURITY ......................................................   13
Section 4  CONDITIONS PRECEDENT ..........................................   13
Section 5  REPRESENTATIONS AND WARRANTIES ................................   15
Section 6  COVENANTS BY BORROWER .........................................   19
Section 7  EVENTS OF DEFAULT .............................................   28
Section 8  BANK'S RIGHTS AND REMEDIES ....................................   29
Section 9  BORROWER'S RIGHTS AND REMEDIES ................................   31
Section 10 MISCELLANEOUS PROVISIONS ......................................   31
ENVIRONMENTAL RIDER ......................................................   39


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


                          CREDIT AND SECURITY AGREEMENT

     THIS AGREEMENT entered into this 9th day of July, l998 between Cunningham Graphics International, Inc., a corporation organized under the laws of the State of New Jersey, and Summit Bank, a banking association, organized and existing under and by virtue of the laws of the State of New Jersey.

                                    SECTION 1
                                   DEFINITIONS

     1.1 The following terms as used in this Agreement shall have the meanings hereinafter provided:

          (a) "Advances": Extensions of credit under any loan.

          (b) "Affiliate": Any Person or any group acting in concert in respect of such Person that directly or indirectly, through one or more Persons, is in control of, is controlled by, or is under common control with such Person.

          (c) "Agreement": The contents hereof together with the contents of any and all Schedules and Riders annexed hereto and all other agreements, instruments or documents executed or delivered in connection herewith, including without limitation, the Loan Documents.

          (d)  "Alternate  Base Rate":  The higher of (i)the Bank's Base Rate or
     (ii) the Federal Funds rate in effect on the date the interest rate is computed plus one-half (0.5%)percent, minus, in either case, the Applicable Margin.

          (e) "Applicable Margin": The Applicable Margin for Eurodollar Loans or Base Rate Loans, as the case may be, as computed in accordance with
     Schedule 1.1(e) annexed hereto.

          (f) "Bank": Summit Bank, a banking association, organized and existing under and by virtue of the laws of the State of New Jersey.

          (g) "Bank's Base Rate": The rate announced from time to time by the Bank as its "base rate", "floating base rate" or "base lending rate" at its main office as a means of pricing some loans to its customers, from which rate other borrowing rates may be determined but which rate is neither tied to any external rate of interest or base nor does it necessarily represent the lowest rate of interest charged by the Bank to any particular class or category of customers. The Base Rate may be changed from time to time by the Bank and shall be effective on the date any such change occurs without notice to the Borrower.

          (h) "Base Rate Loan":  Any Advance made hereunder



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     which bears interest at a rate based on the Bank's Base Rate.

          (i) "Bank's Rights and Remedies": All of the rights and remedies of the Bank described in Section 8.

          (j) "Borrower": Unless the context otherwise indicates, Borrower shall mean Cunningham Graphics International, Inc., a New Jersey corporation and its successors and assigns.

          (k) "Business Day": Any day except Saturday or Sunday or other day on which Banks in the State of New Jersey are authorized or required to close.

          (l) "Collateral" means:

               (i) EQUIPMENT of the Borrower financed with funds loaned to the Borrower under the $5,000,000 sublimit for equipment purchases under the Revolving Line of Credit provided for herein (the "Equipment").

               (ii) CAPITAL STOCK:  Sixty-six (66%) percent of the capital stock
          of  Roda  Limited  as  represented  by  Certificate   No.  15  or  any
          subsequently issued certificates.

               (iii) RECORDS which means all of the Borrower's records evidencing Borrower's ownership of the Collateral whether in printed, written, electronic, magnetic, optical or other form, in all of the above cases, whether now or hereafter existing or arising;

               (iv) PROCEEDS which means all additions, substitutions, replacements, and increments to the above-listed Collateral, as well as proceeds of all of the above-listed Collateral in whatever form, including cash, negotiable instruments and other instruments for the payment of money, chattel paper, security agreements or other documents, insurance or condemnation awards and other Collateral purchased with proceeds.

          (m) "Controlled Group": As such term is defined in the Section 414 of the Internal Revenue Code of 1986, as amended.

          (n) "Default": An event or condition, which with the passage of time or the giving of notice, or both, would constitute an Event of Default.

          (o) "Demand Deposit Account": The Borrower's operating accounts established and maintained by the Borrower with the Bank pursuant to
     Section 2.1(b).

          (p) "EBITDA":  As at the end of any measuring period specified herein,
     the  consolidated   earnings  of  the  Borrower  before  interest,   taxes,
     depreciation and amortization, computed in accordance with GAAP.



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          (q)  "Eurodollar  Business Day": Any Business Day on which  commercial banks are open for international business (including dealings in dollar deposits) in London, England.

          (r) "Eurodollar Loan": Any Advance made hereunder which bears interest at a rate based on LIBOR.

          (s) "Eurodollar Period": As to each Eurodollar Loan, the thirty (30), sixty (60) or ninety (90) day period commencing on the date specified by the Borrower in the applicable Notice of Borrowing, provided that:

               (i) The first day of any Eurodollar Period shall be a Eurodollar Business Day;

               (ii) Any Eurodollar Period that would otherwise end on a day that is not a Eurodollar Business Day shall be extended to the next succeeding Eurodollar Business Day; and

               (iii) No Eurodollar Period shall extend beyond the Maturity Date.

          (t) "ERISA": The Employee Retirement Income Security Act of 1974, as amended.

          (u)  "Event  of  Default":  Any one of the  occurrences  described  in
     Section 7.

          (v) "GAAP": Generally accepted accounting principles in the United States of America consistently applied.

          (w) "Guarantor": Cunningham Graphics, Inc. and any U.S. Subsidiary hereafter organized or acquired, and their respective successors and assigns.

          (x) "LIBOR": With respect to any Eurodollar loan, the rate at which the Bank is offered deposits in U.S. dollars 11:00 a.m., London time, on the second Eurodollar Business Day preceding the date of the making of such Eurodollar Loan in the London Interbank Eurodollar Market for the relevant Eurodollar Period and in an amount approximately equal to the amount of such Eurodollar Loan and in like funds. The Bank's determination of LIBOR shall be conclusive in the absence of manifest error.

          (y) "Liens": All mortgages, chattel mortgages, liens, judicial liens, encumbrances, security interests, charges, pledges, hypothecations, assignments, assignments of accounts receivable, conditional sale or other title retention agreements, and the like, relating to any personal and moveable property interest of the Borrower, whether legal or equitable.

          (z) "Loan Documents": This Agreement, the Revolving Credit Note, the Reimbursement and Security Agreement for


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

     Continuing Commercial Letters of Credit, the Powers of Attorney, the Guaranty, the Security Agreement, the Funds Transfer Agreement, the Letter Authorization, and any other document, agreement, instrument or writing executed and delivered pursuant hereto or thereto.

          (aa) "Maturity Date": July 9, 2001 or such later date as the same may be from time to time extended at the sole option of the Bank.

          (bb) "Notice of Borrowing": A notice signed by the president, chief financial officer, vice president of finance, treasurer or comptroller of the Borrower requesting an Advance and setting forth the information required pursuant to Section 2.1(b).

          (cc) "Obligations": All loans, advances, indebtedness, notes, letters of credit, guaranties, agreements, liabilities and amounts, liquidated or unliquidated, each of every kind, nature and description, of the Borrower and its Subsidiaries to or with the Bank, whether arising under this Agreement or otherwise, including, without limitation, principal and interest, charges, expenses, attorney's fees, and whether secured or unsecured, direct or indirect, absolute or contingent, joint or several, due or to become due, now existing or hereafter contracted (including without limitation any participation or interest of the Bank in any obligation of the Borrower or such Subsidiaries to others) acquired outright, conditionally or as collateral security from another, and whether incurred by the Borrower as principal, surety, endorser, guarantor, accommodation party or otherwise, together with any extensions, renewals or modifications thereof, and also including any relationship whereby the obligor is bound to render a performance in favor of an obligee.

          (dd) "PBGC": The Pension Benefit Guaranty Corporation.

          (ee) "Permitted Lien":

               (i) Liens for taxes, assessments or other governmental charges not yet due and payable;

               (ii) Statutory Liens of Landlords, carriers, warehousemen, mechanics, materialmen and other similar Liens imposed by law, which are incurred in the ordinary course of business for sums not more than thirty (30) days delinquent or which are being contested in good faith; provided that a reserve or other appropriate provision shall have been made therefor and the aggregate amount of liabilities secured by such Liens is less than $50,000.00.

               (iii) Liens (other than any Lien imposed by ERISA or any rule or regulation promulgated thereunder) incurred or deposits made in the ordinary course of business in connection with workers compensation, unemployment insurance and other types of social security, or to secure the performance of tenders,


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

          statutory obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations(exclusive of obligations for the payment of borrowed money);

               (iv) Deposits, in an aggregate amount not to exceed $100,000.00 made in the ordinary course of business to secure liability to insurance carriers;

               (v) Liens for purchase money obligations, provided that: (a) the purchase of the asset subject to any such Lien is permitted under
          Section 2.2; (b) the indebtedness secured by any such Lien is permitted under Subsection 6.20; and (c) any such Lien encumbers only the asset so purchased;

               (vi) Any attachment or judgment Lien not constituting an Event of Default under Section 7;

               (vii) Easements, rights of way, restrictions, and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of Borrower or any of its Subsidiaries;

               (viii) Any interest or title of a lessor or sublessor under any lease permitted by Section 6.20(d);

               (ix) Liens in favor of the Bank; and

               (x) Liens existing on the date hereof and renewals and extensions thereof, which Liens are set forth on Schedule 5.8 hereof.

          (ff) "Person": Any individual, sole proprietorship, corporation, partnership, association, limited liability company, joint stock company, trust, estate, unincorporated organization, joint venture, company, entity, party, court or government or political subdivision or agency thereof.

          (gg) "Plan":  Any plan subject to the minimum funding  requirements of
     Section 412 of the Internal Revenue Code of 1986, as amended.

          (hh) "Powers of Attorney": The Powers of Attorney executed by the Borrower and Guarantor substantially in the form annexed hereto as Schedule 4.1(n).

          (ii) "Reportable Event": As such term is defined in Title IV of ERISA.

          (jj) "Revolving Credit Note": The Master Revolving Credit Note described in Schedule 4.1(b) and any revolving credit notes in renewal thereof or substitution or replacement therefor.

          (kk) "Revolving Line of Credit": The line of credit described in Subsection 2.1.



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

          (ll) "Revolving Loan" or "Loan". The revolving loan or loans made pursuant to this Agreement.

          (mm) "Subsidiary": Any corporation more than a majority (by number of shares or votes) of the common stock which is at the time owned or controlled by the Borrower or a direct or indirect Subsidiary of the Borrower.

          (nn) "Total Funded Debt": The outstanding principal amount of all borrowings of the Borrower, including without limitation, bank borrowings and borrowings from other lenders, and borrowings made pursuant to securities issued and sold by the Borrower, and borrowings where interest is inputed in accordance with GAAP plus the outstanding amounts due under capitalized leases, but excluding, however, trade debt incurred in the ordinary course of Borrower's business.

          (oo) "U.S. Subsidiary": Any Subsidiary of Borrower organized under the laws of a state within the United States of America.

     1.2 Any accounting terms used in this Agreement which are not specifically defined shall have the meanings customarily given thereto in accordance with GAAP.

     1.3 Terms such as "accounts", "accounts receivable", "con-tract rights", "letters of credit", "advices", "confirmations", inventory", "equipment", "instruments", "chattel paper", "docu-ments of title", "goods", "general intangibles", "account debt-ors", "proceeds", "products", and the like, shall, unless other-wise specifically defined herein, have the meanings applicable to them for the purposes of Article 9 (Secured Transactions) of the Uniform Commercial Code in force and effect in the State of New Jersey at the date of this Agreement.

                                    SECTION 2
                           AMOUNTS AND TERMS OF LOAN

     2.1 Subject to the terms and conditions of this Agreement and provided no event or condition constituting a Default or an Event of Default has occurred:

          (a) The Bank agrees to lend and to make Advances to the Borrower from time to time until the Maturity Date in amounts which shall not exceed in the aggregate at any one time the sum of THIRTY MILLION DOLLARS ($30,000,000.00).

          (b) Advances made to the Borrower shall be effected by the Bank automatically crediting the Borrower's Demand Deposit Account (or other demand deposit account), which shall be opened and maintained with sufficient funds for all required payments and kept in good standing by the Borrower at the Bank for the entire term of the Loans or any other loan made by Bank to Borrower for

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     all  principal and interest  payments due under the Revolving  Credit Note.
     Borrower shall, at least two (2) Eurodollar Business Days prior to each Eurodollar Loan and by ten thirty (10:30) a.m. New Jersey Time on the Business Day any other Advance is requested, deliver to each Bank a Notice of Borrowing setting forth the following information:

               (i) The date, which shall be a Business Day, on which such Advance is to be made;

               (ii) The total principal amount of such Advance;

               (iii) The interest rate option selected; and

               (iv) The applicable Eurodollar Period, in the event said Advance is in the form of a Eurodollar Loan. In the event that Borrower requests a Eurodollar Loan and such Eurodollar Loan is not drawn down, Borrower shall compensate the Bank in accordance with Section 10.5(a) as if such Eurodollar Loan had been prepaid on the date of the borrowing applicable thereto. Notwithstanding anything contained herein to the contrary, no Eurodollar Loan advanced hereunder shall be less than $200,000.

          (c) The unpaid principal amount of the Advances from time to time outstanding under the Revolving Loan shall bear interest at a rate of interest per annum equal to: (i) the Alternate Base Rate for each Base Rate Loan; or (ii) LIBOR plus the Applicable Margin for each Eurodollar Loan, each computed daily, for the actual number of days elapsed as if each full calendar year consisted of three hundred sixty (360) days. Each time the Bank's Base Rate shall change, the rate of interest associated with such rate shall change contemporaneously without notice to the Borrower, but in no event shall the rate exceed the maximum rate of interest permitted by law. The rate of interest on each Eurodollar Loan shall not change and shall remain constant for the entire Eurodollar Period.

          (d) Except as otherwise set forth in this Subsection, the unpaid principal balance of all Advances under the Revolving Loan and all unpaid and accrued interest thereon shall be payable by Borrower to the Bank on the Maturity Date in immediately available funds. For Eurodollar Loans under the Revolving Loan, the unpaid principal balance of all such Advances and all unpaid and accrued interest thereon shall be payable by the Borrower to the Bank on the last Eurodollar Business Day of the applicable Eurodollar Period. At least two (2) Eurodollar Business Days prior to the expiration of the relevant Eurodollar Period, the Borrower shall notify the Bank as to whether the Borrower intends to repay such Eurodollar Loan on the last


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     Eurodollar Business Day of such Eurodollar Period or if the Borrower wishes to request a new Advance in the amount of such Eurodollar Loan. In the event the Borrower has not made a request for a new Advance in the form of a Eurodollar Loan in accordance with the terms hereof and the Borrower fails to repay such Eurodollar Loan on the last Eurodollar Business Day of such Eurodollar Period, said Eurodollar Loan at the end of its Eurodollar Period shall automatically be converted to a Base Rate Loan. If the Borrower notifies the Bank that it is requesting a new Advance, such Advance shall be made in accordance with the provisions of Section 2.1(b). Except for Eurodollar Loans, payment of interest on all outstanding Advances shall occur monthly, in arrears, in immediately available funds, on the first Business Day of each month beginning on the first Business Day in the month next succeeding the date of this Agreement. For each Eurodollar Loan, interest payable thereon shall be due and payable in arrears, in immediately available funds, on the last day of the Eurodollar Period for said Eurodollar Loan (unless such date is not a Eurodollar Business Day, then the next Eurodollar Business Day). All payments of interest and principal, however designated by the Borrower, shall be applied first on account of accrued interest and the remainder of such payments, if any, on account of the unpaid principal balance.

          (e) In the event that any change in applicable law, regulation, condition, directive or interpretation occurs which (i) subjects the Bank to any tax with respect to any amount paid or to be paid by the Bank under the Loan Documents or changes the basis of taxation of payments to the Bank on any amounts payable under the Loan Documents (other than any tax measured by or based upon the overall net income of the Bank); or (ii) imposes, modifies or deems applicable any reserve or deposit requirements against the assets held by the Bank in connection with advances or payments by the Bank pursuant to the Loan Documents; or (iii) imposes upon the Bank any other condition with respect to any amounts paid or payable to or by the Bank; and the result of any of the foregoing is to increase the cost to the Bank of making any loans under the Loan Documents, or to reduce the rate of return on the Bank's capital to a level below that which the Bank would have achieved but for such event, then and in such event the Bank shall deliver to the Borrower written notice of the happening of such event, and the Bank shall be entitled to adjust the terms of the Loan Documents to make up any increased cost or reduction of payment or return experienced by the Bank as a result of such event. In the event the Borrower is not in agreement with said adjustment, the Borrower shall have the right to pay in full all principal, interest, charges and sums due under the Loan Documents, without consideration of such adjustment, within ninety (90) days of such notice.

          (f) The Borrower hereby directs the Bank to debit the Borrower's Demand Deposit Account(s) on any date on which a payment is due under the Revolving Credit Loan, in an amount equal to such payment. Any failure or delay by the Bank in debiting said account for said payments shall not discharge or relieve the Borrower's obligation to make such payments.

          (g) The Bank shall also issue upon the request of the Borrower standby and/or documentary letters of credit; provided,


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

     however, that amounts available under the Revolving Loan shall be reduced by an amount equal to the aggregate amounts letters of credit issued by the Bank for the benefit of the Borrower. The Borrower also agrees to pay all standard fees and charges required by the Bank in accordance with its announced schedule of standard fees and charges applicable to letters of credit. Borrower shall comply with all the terms and conditions thereof in connection with any letters of credit issued, such agreements and documents being fully incorporated herein by reference. At least once each month, the Bank shall render and send to Borrower a statement of account showing amounts loaned, all other charges, expenses and items chargeable to the Borrower, payments made by the Borrower against the Obligations arising pursuant to the Revolving Loan, other appropriate debits and credits and the total of the Obligations of the Borrower to the Bank as of the date of the statement of account for loans pursuant to the Revolving Loan. The statement of account shall be conclusively presumed to be correct in all respects, except for specific objections which the Borrower makes in writing within thirty (30) days from the date upon which the statement of account is sent.

          (h) The maximum amount of the Revolving Credit Loan shall be evidenced by the Revolving Credit Note substantially in the form attached hereto as
     Schedule 4.1(b), and the balance due from time to time on the Revolving Credit Note shall be conclusively evidenced by the Bank's records of disbursements and repayments.

          (i) The Bank shall not be obligated to lend to the Borrower hereunder unless at the time of any such loan:

               (A) The Borrower shall have complied and shall be then in material compliance with all the terms, covenants and conditions of this Agreement which are binding upon it;

               (B) All representations and warranties contained herein and otherwise made by Borrower in connection herewith shall be true and correct with the same effect as though such representations and warranties were made on and as of the date of the Borrowing;

               (C) No condition, event or act exists which would constitute an Event of Default as defined herein, and no condition, event or act exists which with the giving of notice or the lapse of time, or both, would constitute an Event of Default; and

               (D) No litigation and no proceeding nor investigation by or before any court, public body, agency or authority is impending or threatened, of which is aware, which may adversely affect the financial condition, business or operations of Borrower and its Subsidiaries taken as a whole.

          (j) The  Revolving  Line of Credit shall  expire on the


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

     Maturity Date unless extended, and all unpaid principal together with all accrued and unpaid interest, charges, fees and all other sums computed in accordance with this Agreement and the Revolving Credit Note shall become due and payable on the Maturity Date.

          (k) After the Borrower shall have provided to the Bank its most recent Form 10-K in accordance with Subsection 6.12(a), it may from time to time request that the Bank extend the Maturity Date for an additional one-year period. If at the time of any such request, the Borrower is in full compliance with the terms and conditions of this Agreement, the Bank will consider such request, and, at its sole option, may determine to extend the Maturity Date for one year. In connection with the first one-year extension, if any, of the Maturity Date, the Bank shall not charge the Borrower a commitment or similar fee as a condition of such extension. The Bank will notify the Borrower within sixty (60) days of the request as to whether or not it will extend the Maturity Date.

     2.2 (a) Subject to compliance with the terms and conditions of this Agreement, the Borrower shall have the right to use up to $30,000,000 of the Revolving Line of Credit for acquisitions of other businesses, provided that in each case the acquiree is in the same or substantially similar line of business as the Borrower and its Subsidiaries, as set forth in Section 5.5 hereof, and further provided that the Borrower, prior to and immediately following the acquisition, will be in compliance with the financial covenants set forth in
Section 6.21 hereof.

          (b) Notwithstanding the foregoing, the Borrower may:

               (i) Use up to $5,000,000 of the Revolving Line of Credit for the purchase of Equipment for use by the Guarantor or any other U.S. Subsidiary. Each such Borrowing shall be in the minimum amount of $100,000. In the event that the Borrower purchases Equipment which costs less than $100,000, it may, at its option, aggregate same with other similar purchases for purposes of availing itself of the $5,000,000 Equipment sublimit, provided that the total of such purchases is at least $100,000. Up to five (5%) percent of the cost of each purchase of Equipment may be used for setup, installation and similar costs; and

               (ii) Use up to $7,500,000 of the Revolving Line of Credit for working capital.

     2.3 Except with respect to Eurodollar Loans, amounts borrowed pursuant to this Agreement and the Revolving Credit Note may be prepaid, in whole or in part, without premium or penalty, provided that partial prepayments shall be in multiples of $5,000.

     2.4 During the term of this Agreement the Borrower shall also pay to the Bank, quarter-annually in arrears, a commitment fee equal to one quarter (0.25%) percent of the average daily unused portion of the Revolving Line of Credit during the immediately preceding quarter (calculated on the basis of actual number of days elapsed in a year of 360 days), commencing with the quarter-annual period beginning January 1, 1999. Payments shall be due and payable on the fifteenth day following the end of each calendar quarter, the first such payment due and payable on April 15, 1999. The Borrower hereby directs the Bank to debit the Borrower's Operating Account on any date on which a commitment fee is due, in an amount equal to such payment. Any failure or delay by the Bank in debiting said account for said payments shall not discharge or relieve the Borrower's obligation to make such payments.

     (j) Upon the occurrence and during the continuance of any Event of Default hereunder, the rate used to calculate interest due with respect to any Loans may, at the option of the Bank, increase to a rate of 2% over the rate of interest established in this Agreement or in any Note. In no event, however, shall the rate of interest exceed the maximum allowable by law.

     (k) In the event any payment under the Loan Documents is received by the Bank more than ten (10) days after the date due, the Borrower shall, to the extent permitted by law, pay the Bank a late charge of 5% of the overdue payment; provided, however, that in no event shall such charge be less than $25.00 or more than $5,000.00. Any such late charge assessed is immediately due and payable. Any payment received after 3:00 P.M. on a banking day shall be deemed to have been received on the next succeeding banking day.

                                    SECTION 3
                                    SECURITY

     3.1 In consideration of the Bank making a loan or loans under the Revolving Line of Credit to Borrower, in accordance with the terms and conditions of this Agreement, and to secure payment and performance of all Obligations of Borrower to the Bank, Borrower hereby assigns to the Bank and mortgages and grants to the Bank an undivided security interest in the Collateral.

                                    SECTION 4
                              CONDITIONS PRECEDENT

     4.1 The duty of the Bank to lend amounts to the Borrower pursuant to the Revolving Line of Credit is conditioned upon prior delivery by the Borrower to the Bank of the following:

          (a) This Agreement properly executed;

          (b) The Revolving Credit Note (the "Note"), in the form annexed hereto, as Schedule 4.1(b);

          (c) A certified copy of resolutions of the Board of Directors of the Borrower in form satisfactory to the Bank, authorizing the execution, delivery and performance of this Agreement, the Revolving Credit Note, the Reimbursement and Security Agreement for Continuing Commercial Letter of Credit, the Letter Authorization, the Guaranty, and any other documents, agreements, instruments or writings to be delivered pursuant to this Agreement, the transactions contemplated by all of the foregoing documents and all such other and further actions in connection with this Agreement as designated officers of the Borrower may deem necessary and proper;

          (d) INTENTIONALLY LEFT BLANK;

          (e) Certificates by the Secretaries of the Borrower and the Subsidiaries as to the incumbency and signatures of the respective officers of the Borrower and Subsidiaries designated to sign the documents described in Section 4.1;

          (f) Copy, certified by the respective Secretary of the Borrower and each Subsidiary, of its Certificate of Incorporation (or equivalent charter document) and any amendments thereto;

          (g) Certificates of the Secretary of State of each state or jurisdiction of organization of each Subsidiary dated within thirty (30) days prior to the date of this Agreement, as to the good standing (or equivalent status) of Borrower and each such subsidiary;

          (h) Copy of the Borrower's and each Subsidiary's By-Laws, certified by its respective Secretary.

          (i) A Certificate, satisfactory to the Bank in form and substance, of a reputable insurance company, licensed to conduct business in the State of New Jersey and each jurisdiction where the Borrower and each Subsidiary has an office evidencing appropriate insurance as required by Subsection 6.8;

          (j)  Letter  Authorization  in the form  annexed  hereto  as  Schedule
     4.1(j);

          (k) The opinions of Gibbons, Del Deo, Dolan, Griffinger & Vecchione and Cameron McKenna, counsel to the Borrower, in form and substance satisfactory to counsel for the Bank;

          (l) UCC-1 Financing Statements relating to the Collateral in form and substance satisfactory to counsel for Bank (to be delivered on each drawdown under the Equipment Sublimit described in Subsection 2.2(b)(i));

          (m) Waivers of Lien in the form annexed hereto as Schedule 4.1(m) executed by the landlord and sublandlord for each location (excluding locations in the State of New York) not owned by the Borrower where Collateral is or may hereafter be located.

          (n) The Powers of Attorney in the form annexed hereto as Schedules 4.1(n)(i) and 4.1(n)(ii) executed by the Borrower and each U.S. Subsidiary.

          (o) A certified copy of resolutions of the Board of Directors of the Guarantor in form satisfactory to the Bank, authorizing the execution, delivery and performance of the Guaranty, the Security Agreement and Power of Attorney and all such other and further actions in connection therewith as designated officers of the Guarantor may deem necessary and proper;

          (p) Copy, certified by the Secretary of Borrower and each Subsidiary of its Certificate of Authority to Transact Business (or equivalent) as a foreign corporation in the states (or other jurisdictions) set forth in
     Schedule 5.1 annexed hereto;

          (q) Proof, satisfactory to the Bank in form and substance, of the satisfaction, termination and discharge of any Liens other than the Liens created by this Agreement and the other Loan Documents and Permitted Liens;

          (r) UCC, federal tax lien, state tax lien, and upper court judgment searches and franchise tax lien certificates (or their equivalent) for each Borrower and Subsidiary;

          (s) The Security Agreement in the form annexed hereto as Schedule 4.1(s), duly executed by the Guarantor;

          (t) The Guaranty in the form annexed hereto as Schedule 4.1(t), duly executed by the Guarantor;

          (u) Funds Transfer Agreement in the form annexed hereto as Schedule 4.1(u) executed by the Borrower and the Guarantor;

          (v) Reimbursement and Security Agreement for Continuing Commercial Letters of Credit in the Form annexed hereto on Schedule 4.1(v) executed by the Borrower.

          (w) Any other documents and instruments reasonably required by the Bank; and

          (x) An initial commitment fee in the amount of $75,000, the prior receipt of which is hereby acknowledged.

                                    SECTION 5
                         REPRESENTATIONS AND WARRANTIES

     The Borrower represents and warrants that:

     5.1 The Borrower and each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and is duly qualified to transact business as a foreign corporation in each jurisdiction in which the character of the properties owned or the business transacted requires such qualification, except where the failure to qualify would not have a material adverse effect on the business or financial condition of the Borrower or such Subsidiary. Set forth on Schedule 5.1 hereof is a list of the jurisdictions in which the Borrower and each Subsidiary is qualified as a foreign corporation as of the date hereof.

     5.2 The Borrower has the requisite corporate power to execute, deliver and perform this Agreement and to borrow hereunder and has taken all necessary corporate action to authorize (i) the borrowing hereunder on the terms and conditions of this Agreement and (ii) the execution, delivery and performance of this Agreement. The Guarantor has the requisite corporate power to execute, deliver and perform its Guaranty.

     5.3 The Borrower and each Subsidiary possesses, in full force and effect, all necessary franchises, franchise rights, patents, licenses, trademarks, trademark rights, trade names, trade name rights, alternate or fictitious name authorizations or certificates and copyrights to conduct its business as now conducted ,except where the failure to possess same would not have a material and adverse effect on its business, operations or financial condition. Neither the Borrower nor any Subsidiary has received any written notice and Borrower's and each Subsidiary's officers have received any oral or other notice of any infringement of the franchises, patents, licenses, trademarks, trademark rights, trade name, trade name rights, fictitious name authorizations or certificates and copyrights of others, which infringement allegation, if adversely determined, may materially and adversely affect the business, operations or financial condition of the Borrower or such Subsidiary.

     5.4 On the date hereof, the Borrower has no Subsidiaries except as set forth on Schedule 5.1 hereof.

     5.5 The Borrower and each Subsidiary is engaged in the business of graphic communications and printing (or is a holding company solely for one or more Subsidiaries so engaged) and conducts no other business or activities.

     5.6 All federal, state and foreign tax returns of the Borrower and each Subsidiary required by law to be filed have been duly filed or extensions obtained. All federal, state and foreign taxes, assessments and governmental charges or levies upon the Borrower and each Subsidiary or any of its properties, income, profits or assets which are due and payable have been paid or provided for, except such tax returns the non-filing of which, and such taxes the nonpayment of which, would not have a material adverse effect upon the business, assets, liabilities, financial condition, results of operation or business prospects of the Borrower or such Subsidiary and except for such taxes and assessments which the Borrower or such Subsidiary is disputing in good faith and for which the Borrower or such Subsidiary has established adequate reserves on its books for the payment of such disputed taxes or assessments in accordance with Generally Accepted Accounting Principles. The Borrower and each Subsidiary shall cause all future tax returns to be timely filed or extensions obtained therefor, and all future taxes and assessments to be paid when due.

     5.7 Except as set forth on Schedule 5.7 annexed hereto, there are no outstanding judgments, actions, proceedings, claims or investigations pending or, to the best of Borrower's knowledge after diligent inquiry, threatened before any court or governmental body which, if adversely determined, may materially and adversely affect the business, operations or affairs of the Borrower or any Subsidiary.

     5.8 The Borrower and each Subsidiary has good and marketable title to all of the properties and assets owned by it, subject to no Liens except Permitted Liens, including without limitation, the Liens set forth on Schedule 5.8 annexed hereto.

     5.9 No consent or approval of any person, landlord or mortgagee, no waiver of any lien or right of distraint or other similar right, and no consent, license, approval or authorization of or registration, qualification, designation, declaration or filing with any governmental authority on the part of the Borrower or any Subsidiary is required in connection with the execution, delivery and performance of the Agreement or the consummation of any other transactions contemplated hereby.

     5.10 There is no term of any contract, bond, note, indenture or other agreement or of any charter or other corporate restriction or of any judgment, decree, order, or to the best of Borrower's knowledge, any statute, rule or regulation which materially and adversely affects the business, operations or affairs, as presently conducted, of the Borrower or any Subsidiary or any of their respective assets, and to the best knowledge of the Borrower after diligent inquiry, neither the Borrower nor any Subsidiary is now in violation of any such term; and the execution, delivery and performance of, and compliance with, this Agreement will not (with or without the giving of notice of lapse of time, or both) result in any violation of, or be in conflict with, or constitute a default under, any such term, or result in the creation of any Liens upon any of the assets of the Borrower or any Subsidiary. The operations of the Borrower and each Subsidiary comply in all material respects with all laws, statutes, rules, regulations, ordinances and the like, applicable to them.

     5.11 Neither the Borrower nor any Subsidiary has, within the six (6) year period immediately preceding the date of this Agreement, changed its name, been the surviving corporation of a merger or consolidation, or acquired all or substantially all of the assets of any person or entity, except as set forth on

Schedule 5.11 annexed hereto.

     5.12 On the date hereof, the sole places of business of the Borrower and each Subsidiary and their respective addresses are set forth on Schedule 5.12 annexed hereto.

     5.13 The Borrower and each Subsidiary is in compliance in all respects with the applicable provisions of ERISA (or comparable law) and all regulations issued thereunder. No employee benefit plan as defined in ERISA (or such comparable law) maintained and administered by the Borrower or any Subsidiary, nor any trusts created thereunder, nor any trustee or administrator thereof, has engaged in a prohibited transaction as defined in the Internal Revenue Code of 1986 (or comparable law), which could subject the Borrower, any such plan or trust, or any trustee or administrator thereof, or any party dealing with any such plan or trust to the tax or penalty on prohibited transactions imposed by said Internal Revenue Code. Neither any of the plans nor trusts have been terminated, nor has there been any Reportable Event or accumulated funding deficiency as defined in ERISA (or comparable law), nor has the Borrower or any Subsidiary incurred any liability to the Pension Benefit Guaranty Corporation (or comparable authority).

     5.14 This Agreement and the other Loan Documents have been duly executed and delivered and constitutes the valid and legally binding obligation of the Borrower and/or the Subsidiary and/or Guarantor executing same, enforceable in accordance with their respective terms.

     5.15 The Borrower and each Subsidiary is solvent on the date hereof. For the purpose of this Agreement, the term "solvent" shall mean that: (a)the liquidation value of its property is in excess of the total amount of its debts; and (b) it is able to pay its debts as they mature.

     5.16  The  Borrower  has  furnished  to the Bank  predecessor  consolidated
(audited)  financial  statements  as  of  December  31,  1997  and  consolidated
(audited) financial statements of Roda Limited as of December 31, 1997. The financial statements of Borrower have been prepared in accordance with GAAP, and the financial statements of Roda Limited have been prepared in accordance with United Kingdom generally accepted accounting principles ("UK GAAP") consistently applied with footnote adjustments to GAAP. Such financial statements fairly present the financial condition and results of operations and changes in cash flows of the Borrower and Roda Limited, respectively, on the dates and for the periods involved. Such financial statements make full and adequate provision for all obligations, liabilities and commitments, fixed and contingent, of the Borrower and Roda as of the date of the financial statements. Since the date of the latest balance sheet contained in the above-referenced financial statements, there has been no material and adverse change in the financial condition of the Borrower or any Subsidiary not reflected in the financial statements as of that date, and since such date the business of the Borrower and each Subsidiary has not been materially and adversely affected by any occurrence, whether or not insured against.

     5.17 The advent of the year 2000 shall not adversely affect the Borrower's or any Subsidiary's operations or the performance of its information technology. Without limiting the generality of the foregoing, (i) the hardware and software utilized by Borrower and each Subsidiary are designed to be used prior to, during and after calendar year 2000 A.D. and such hardware and software will operate during such time period without error relating to date data, specifically including any error relating to, or the conduct of, date data which represents or references different centuries or more than one century, (ii) the hardware and software utilized by Borrower and each Subsidiary will not abnormally end or provide invalid or incorrect results as a result of date data, and (iii) the hardware and software utilized by Borrower have been designed to ensure year 2000 A.D. compatibility, including date data, century recognition, leap year, calculations which accommodate same century and multicentury formulas and data values, and date data interface values that reflect the century.

     5.18 All information, reports and other papers and data furnished to the Bank were, at the time the same were so furnished, complete and correct in all material respects. No document furnished or statement made to the Bank in connection with the negotiation, preparation or execution of the Loan Documents contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading. No fact is know to the Borrower which has had or may in the future have a materially adverse effect upon the Borrower's or any Subsidiary's business, assets, liabilities, condition, financial or otherwise, or results of operations that has not been set forth in the financial statements furnished to the Bank or other reports or other papers or data otherwise disclosed in writing to the Bank.

     5.19 All property owned or utilized by Borrower and each Subsidiary, as well as all operations of Borrower and each Subsidiary, are to the best of Borrower's knowledge and due diligence in compliance and will continue to be in compliance with all federal, foreign, state, county, municipal and regulatory agency and equivalent laws, rules, regulations, and ordinances including, but not limited to, all applicable environmental laws and regulations.


                                    SECTION 6
                              COVENANTS BY BORROWER

     The Borrower covenants and agrees that:

     6.1 The Borrower and each Subsidiary shall preserve and keep in full force and effect its respective corporate existence and all franchises, rights and privileges necessary, in the reasonable judgment of the Borrower's management, to the proper conduct of its respective business, including, without limitation, all necessary franchises, patents, licenses, trademarks, trademark rights, trade name rights, fictitious name authorizations or certificates and copyrights without any unlawful conflict with such franchises, patents, licenses, trademarks, trademark rights, fictitious name authorizations or certificates and copyrights of others.

     6.2 The Borrower shall promptly deliver to the Bank copies of any amendments or modifications to its or any Subsidiary's certificate of incorporation and by-laws (or equivalent documents), certified with respect to the certificate of incorporation (or equivalent) by the Secretary of State of the state or jurisdiction of incorporation (or similar authority), and, with respect to the by-laws (or equivalent), by the Secretary of the Borrower and each Subsidiary.

     6.3 The Borrower and each Subsidiary shall comply in all material respects with all laws, ordinances, rules and regulations, now or hereafter in effect, applicable to it of any federal, state, regional or local government or any instrumentality or agency thereof.

     6.4 The Borrower and each Subsidiary shall pay and discharge, as they become due, all its respective Obligations, in accordance with their terms, including without limitation, all taxes, assessments, debts, claims and other governmental or non-governmental charges lawfully imposed upon it or incurred by it or its properties and assets and provide the Bank, if requested, evidence of said taxes, assessments, debts, claims and charges, and of payment thereof, except taxes, assessments, debts, claims and charges contested in good faith in appropriate proceedings.

     6.5 The Borrower and each Subsidiary shall maintain, preserve and keep all its properties, equipment and assets reasonably necessary for its business in good repair, working order and condition, reasonable wear and tear excepted, and make, or cause to be made, all necessary or appropriate repairs, renewals, replacements, substitutions, additions, betterments and improvements thereto so that the efficiency of all such properties and assets shall at all times be properly preserved and maintained.

     6.6 The Borrower and each Subsidiary having its principal offices located in the Bank's marketing area shall maintain its principal business operating bank account at the Bank.

     6.7 The Borrower and each Subsidiary shall execute and comply with the terms of the Environmental Rider annexed hereto as Schedule 6.7.

     6.8 The Borrower and each Subsidiary shall keep its assets and business insured against damage and loss in amounts and by insurance companies reasonably acceptable to the Bank. Such insurance must cover such risks as the Bank may reasonably request, in at least the amount of the full replacement value of such assets without co-insurance. All insurance policies must name the Bank, its successors or assigns, as loss-payee and additional insured or co-insured as its interest may appear; include a breach of warranty clause whereby the insurer agrees that a breach of the insuring conditions or any negligence by the Borrower or any Subsidiary or any other person shall not invalidate the insurance as to the Bank; provided that any insurance proceeds will be paid to the Bank only with respect to the Collateral, as its interest may appear; and provided that there can be no cancellation without 30 days' prior written notice (except ten (10) days notice in the case of non-payment of premiums) to the Bank. A certificate of insurance from Borrower's insurance agent or broker summarizing all such policies must be delivered to the Bank at the time of execution and delivery of the Loan Documents together with evidence that all premiums due to date have been paid. Thereafter, the Borrower shall provide to the Bank a paid premium receipt on each anniversary date of such policies. If the Borrower fails to pay the premiums on any such insurance, the Bank shall have the right (but shall be under no duty) to pay such premiums for the Borrower's account. The Borrower shall repay to the Bank any sums which the Bank shall have so paid, together with interest thereon at the rate payable by the Borrower, at the time of payment by the Bank. The Borrower shall deliver to the Bank, upon its request (but in no event more than once per year unless an Event of Default has occurred and is continuing), a detailed list of insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, dates of expiration thereof and the properties and risks covered thereby; and within fifteen (15) days after notice from the Bank, obtain such additional insurance as the Bank may reasonably request.

     6.9 Except for Permitted Liens, the Borrower shall not directly or indirectly permit to exist any Liens with respect to any of its assets except with the prior written consent of the Bank.

     6.10 The Borrower shall promptly notify the Bank of any litigation, actions, proceedings, claims or investigations pending or threatened against the Borrower, wherein claimant seeks to recover in excess of $50,000.00 and of the entry of any judgment in excess of $50,000.00 against the Borrower or the entry of any Liens securing any obligation or obligations in excess of $50,000 (individually or in the aggregate), other than Permitted Liens, against any of its assets.

     6.11 Neither the Borrower nor any subsidiary shall engage in any business other than the business specified in Section 5.5 without the prior written consent of the Bank.

     6.12 The Borrower shall deliver to the Bank the following financial and other reports of the Borrower:

          (a) At such time as the Borrower is required to file its Form 10-K with the Securities Exchange Commission, an audited balance sheet as at the end of such year and audited statements of income thereof for such year, all in reasonable detail and prepared and certified by independent certified public accountants acceptable to Bank.

          (b) Not later than two (2) days after filing same with the Securities and Exchange Commission, copies of the Borrower's Annual Report to Stockholders, Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statement and any other reports filed with or filings made with the Securities and Exchange Commission. With respect to the financial statements included in the Reports on Form 10-Q, the chief financial officer of the Borrower shall certify same as complete and correct, which certificate shall include a statement of his examination (which shall include a review of the relevant provisions of this Agreement) and stating whether his examination has disclosed the existence of any condition or event which constitutes an Event of Default, and, if so, specifying the nature and period of existence thereof; and

          (c) Within ten (10) days after the Bank's request therefor, such additional information regarding the financial condition and affairs of the Borrower as the Bank shall reasonably require;

     6.13 The Borrower agrees to pay by check or bank account debit at the time of execution of the Loan Documents the Bank's attorneys' fees in addition to disbursements in connection with the preparation of this Agreement and all related documents (i.e., search fees, filing fees, etc.), and to pay, reimburse, indemnify and hold harmless, the Bank, its directors, officers, employees, agents and representatives from and against any and all actions, costs, damages, disbursements, expenses (including reasonable attorneys' fees), judgments, liabilities, losses, obligations, penalties and suits of any kind or nature whatsoever with respect to: (i) the reasonable costs of the administration, enforcement, interpretation, amendment, modification, waiver or consent of any of the Loan Documents; (ii) the reasonable costs of the exercise of any right or remedy granted in any of the Loan Documents, the collection or enforcement of any of the Obligations and the proof or allowability of any claim or receivership proceeding or otherwise; (iii) any proceeding or any investigation or claim and the prosecution or defense thereof, arising out of or in any way connected with any of the Loan Documents whether or not the Bank is a party thereto; (iv) any liabilities with respect thereto, or resulting from any delay in paying stamp and other taxes, if any, which may be payable or determined to be payable in connection with the Loan Documents; and (v) the failure of the Bank to take action in respect of any transaction effected under this Agreement or in connection with the Lien provided for herein.

     6.14 The obligations of the Borrower under Section 6.13 shall survive the termination of this Agreement.

     6.15 The Borrower shall, at all times and in accordance with generally accepted accounting principles, consistently applied, keep complete and accurate books and records concerning its business, affairs and operations and concerning its properties and assets.

     6.16 The Borrower shall from time to time permit the Bank and its agents during Borrower's regular business hours to make field audits of the Borrower or otherwise to inspect or examine the properties and assets of the Borrower and further to examine, check, audit, make copies of or extracts from any of the Borrower's books, records, journals, receipts, orders, correspondence or other data and to independently verify the orders and accounts receivable of Borrower. Unless and until an Event of Default shall have occurred and be continuing, audits shall be at the expense of the Bank.

     6.17 In the event Borrower shall institute a "defined benefit Plan", as defined in Section 414(j) of the Code, the Borrower shall furnish to the Bank:
(i) as soon as possible and in any event within thirty (30) days after the Borrower or a duly appointed administrator of a defined benefit Plan knows or has reason to know that any Reportable Event has occurred with respect to any defined benefit Plan, a statement of the chief financial officer of the Borrower setting forth details as to such Reportable Event and the action which the Borrower proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the PBGC; (ii) promptly after the filing thereof with the United States Department of Labor, the Internal Revenue Service or the PBGC, copies of each annual and other report or notice with respect to each defined benefit Plan; and(iii) promptly after receipt thereof, a copy of any notice the Borrower or any other member of a Controlled Group of the Borrower may receive from the United States Department of Labor, the Internal Revenue Service or the PBGC with respect to any defined benefit Plan. The above shall apply as nearly as possible to any foreign Subsidiary under the laws, rules and regulations applicable to it.

     6.18 The Borrower shall use the advances made pursuant to the Revolving Line of Credit only for the purposes set forth in Section 2.2. In connection with Advances made for purchases of Equipment, the Borrower shall as soon as practicable in advance of such purchase provide the Bank with a detailed description of such Equipment, including without limitation, serial or registration numbers, where applicable, and promptly execute and deliver to the Bank such UCC-1 Financing Statements as may be required by the

Bank to perfect its security interest in such Equipment.

     6.19 The Bank may from time to time in the Bank's sole discretion hold and treat any deposits or other sums at any time credited by or due from the Bank to the Borrower and any securities or other property of the Borrower in possession of the Bank, whether for safekeeping or otherwise, as collateral security for and apply or set off the same against any of the Obligations of the Borrower to the Bank. Without limiting the generality of the foregoing, if at any time the amount of the loans or advances by the Bank as allowed by this Agreement shall be exceeded, the Borrower shall pay to the Bank, in immediately available funds, the amount of such excess if the Bank so requests, or the Bank may charge such amount against any deposit account of the Borrower with the Bank.

     6.20 Except as otherwise expressly provided herein, without the prior written consent of the Bank, neither the Borrower nor any Subsidiary shall:

          (a) Create,  incur or assume any liability for borrowed money,  except
     (i) up to $5,000,000 in the aggregate may be borrowed or assumed by the Borrower and/or any U.S. Subsidiary, (ii) up to $4,000,000 in the aggregate may be borrowed by one or more non-U.S. Subsidiaries, (iii) debt fully subordinate to the Obligations (as evidenced by a Subordination Agreement or other evidence of subordination reasonably acceptable to the Bank), whether such debt is convertible or other subordinated debt, (iv) debt between the Borrower and a Subsidiary or between a Subsidiary and another Subsidiary, and (v) liabilities heretofore or hereinafter incurred in favor of the Bank. The Borrower shall give the Bank the right of first refusal to loan all or part of the additional $5,000,000 of permitted debt described above (other than liabilities assumed in connection with any acquisition permitted hereby) on the terms offered by any other lender. Borrower shall provide to the Bank the written commitment or other proposal made by any other lender, and the Bank shall have ten (10) business days to match such offer. Borrower may, notwithstanding the foregoing, but subject to applicable financial covenants set forth herein, acquire new machinery and equipment through lease financings so long as the lessor shall not have a lien on any assets of Borrower or any Subsidiaries except the equipment and machinery which is the subject of the lease.

          (b)  Assume,  guarantee,   endorse  or  otherwise  become  liable,  in
     connection with the Obligations of any person, firm or corporation except:

               (i) Liabilities resulting from product warranties made in the ordinary course of business;

               (ii) Liabilities resulting from its endorsement of items or instruments for deposit or collection in the ordinary course of business; or

               (iii) Assumptions, guarantees, endorsements or other liabilities for obligations which in the aggregate do not exceed $5,000,000 at any time outstanding; or

          (c) Sell, lease, abandon, or otherwise dispose of any part of its properties or assets, except (i) sales of equipment not exceeding $500,000 per transaction or equipment sales incident to Borrower's relocation of its principal production facility made to a person, firm or corporation in commercially reasonable and bona fide arm's length transactions for fair consideration; (ii) sales of finished goods in the ordinary course of
     business   to  such   persons   and  in  the   manner   set  forth   above,
     (iii)dispositions of raw materials, finished goods inventory and equipment deemed to be obsolete and in respect of which a charge to income has been reflected in the Borrower's financial statements and (iv) the factoring of certain foreign receivables in the ordinary course of the Borrower's business, all of which shall be excluded from the restrictions set forth in this Subsection 6.20(c), provided that in the case of sales of Equipment which constitutes Collateral hereunder, the Bank is given at least ten (10) days written notice of any sale of Equipment and the entire amount of proceeds of such sale of Equipment is paid to the Bank to reduce the principal amount outstanding under the Revolving Line of Credit;

          (d) Purchase, lease, or otherwise acquire the capital stock, properties, assets or real estate, or any interest therein, of any Person, except purchases, leases or other acquisitions of inventory and equipment made in the ordinary course of business in bona fide arm's length transactions and acquisitions of capital stock or assets so long as the Borrower will be in compliance with Sections 2.2, 6.21(c) and 6.21(e) and the other provisions of this Agreement, and further provided that at least ten (10) Business Days prior to entering into any agreement, whether written or oral, to acquire such capital stock or assets, the Chief Financial Officer of the Borrower shall provide to Bank a notice containing the material terms of such acquisition and a computation showing that such acquisition will comply with the financial covenants set forth in Section
     6.21 and will be in compliance with the other terms of this Agreement. Notwithstanding the foregoing, no such notice need be given if the Borrower is not using the Revolving Line of Credit to fund all or part of such acquisition and the cash portion of the Purchase Price is less than $1,000,000.

          (e) Consolidate with, merge into, or participate in any joint venture with, any person, firm or corporation, or permit any person, firm or corporation to consolidate with, merge into or participate in any joint venture with the Borrower or any Subsidiary without the consent of Bank except that the foregoing shall not restrict the Borrower from engaging in its "World Research Link" joint marketing venture with Workable Co., Ltd and additional Persons, and that Borrower or any Subsidiary may be the surviving corporation in a merger so long as Borrower will be in compliance with the financial covenants set forth in Section 6.21 and the other terms of this Agreement and the Borrower provides the certificate referred to in Section 6.20(d) above.

          (f) Acquire, or permit the acquisition of, any Subsidiary, except in connection with acquisitions permitted hereby, or create or permit the creation of any Subsidiary without ten (10) days prior written notice to the Bank;

          (g) Purchase or acquire the obligations, securities or stock of (except stock purchases in connection with acquisitions permitted hereunder), or make loans, advances or capital contributions to, any person, firm or corporation, except:

               (i) Marketable direct obligations of the United States of America;

               (ii) Commercial paper issued by corporations conducting substantially all of their business in the United States of America, maturing within 180 days from the date of the original issue thereof, and rated "prime" by the National Credit Office;

               (iii) Bonds of any state, county, or municipality of the United States of America, (w) which mature within two years from the date of acquisition thereof, and (x) which are not in default as to principal or interest, and (y) which are rated AA, or better, by Moody's Investors Service, and (z) the interest of which is exempt from federal income tax;

               (iv) Customer's notes, chattel paper, or the like received as non-cash proceeds of the sale of any inventory in the ordinary course of business;

               (v) Certificates of deposit and repurchase agreements; or

          (h) Make any new loans or advances (individually or in the aggregate exceeding at any one time the sum of $50,000.00) to any of its officers, directors or shareholders, or to any other person, firm or entity;

          (i) Alter or permit the alteration of Roda Limited's existing capital stock structure by creation of new classes of stock, issuing additional shares of its existing capital stock or otherwise;

          (j) Sell, assign, transfer, lease, or otherwise dispose of all or substantially all of its assets or any Collateral, except in the ordinary course of business; and

          (k) Locate or place or install any Equipment in any facility or location outside the State of New Jersey.

     6.21 Without the prior written consent of the Bank, the Borrower shall not cause, suffer or permit on a consolidated basis:

          (a) Net Worth, at the end of each fiscal quarter to be less than the sum of $24,000,000 plus (i) ninety (90%) percent of aggregate positive net income earned since January 1, 1998, and (ii) one hundred (100%) percent of the total of the net proceeds of any equity issuances by the Borrower effected from and after the date of this Agreement;

          (b) The Maximum Leverage Ratio, defined as the ratio of Total Funded Debt to EBITDA, at the end of any fiscal quarter, to exceed 3.0:1;

          (c) The Acquisition Pro Forma Maximum Leverage Ratio, measured prior to acquisition of the target company, but as of the end of the most recently completed fiscal quarter, and defined as the pro forma Total Funded Debt (defined as Borrower's Total Funded Debt (after accounting for borrowings necessary to complete the acquisition) divided by the (i) EBITDA of Borrower for the four most recently completed fiscal quarters prior to acquisition, plus (ii) the recast EBITDA of the acquisition target for its four most recently completed fiscal quarters, to exceed 3.0:1;

          (d) The Minimum Fixed Charge Coverage Ratio at the end of each fiscal quarter, defined as EBITDA for the four most recently completed fiscal quarters minus unfunded capital expenditures, divided by all interest expense and all scheduled principal payments of Total Funded Debt for the four most recently completed fiscal quarters, to be less than 2.5:1 through December 31, 1998 or less than 3:0:1 thereafter;

          (e) The Acquisition Pro Forma Minimum Fixed Charge Coverage Ratio, measured prior to acquisition of the target company, but as of the end of the most recent fiscal quarter, and defined as EBITDA of the Borrower for the four most recently completed fiscal quarters plus the recast EBITDA of the acquisition target for its four most recently completed fiscal quarters (as determined by the mutual agreement of the Bank and the Borrower) divided by consolidated pro forma interest expense and pro forma principal payments of all Total Funded Debt, after accounting for borrowings necessary to complete the acquisition, to be less than 2.5:1 through December 31, 1998 or less than 3:0:1 thereafter.

          (f) During fiscal year 1998 only, all of the financial covenants set forth in this Section 6.21 shall be based on 1998 fiscal quarters only, and where necessary the 1998 fiscal quarters shall be annualized until and including December 31, 1998.

     6.22 The Borrower and each Subsidiary shall, upon becoming aware thereof, immediately notify the Bank of the occurrence of an Event of Default and shall further notify the Bank of the nature and period of existence thereof.

     6.23 The Borrower and each Subsidiary shall observe, perform and comply with, and shall continue, until all Obligations of the Borrower to the Bank pursuant to this Agreement are fully paid and satisfied, to observe, perform and comply with, all of its covenants made in this Agreement.

     6.24 The Borrower shall not directly or indirectly apply any part of the proceeds of any loan under this Agreement which violates or which is inconsistent with the provisions of any regulations of the Board of Governors of the Federal Reserve System or any regulations, interpretations or rulings thereunder as from time to time in effect, or any substantially similar orders or regulations in substitution therefor or in addition thereto.

                                    SECTION 7
                                EVENTS OF DEFAULT

     There shall be an Event of Default by the Borrower under this Agreement upon the occurrence of any one of the following:

     7.1 The Borrower's failure to pay, when due, on demand or at maturity (whether as stated or by acceleration), as the case may be, any payment of principal, interest or other charges due and owing to the Bank pursuant to any Obligations of the Borrower to the Bank, which breach remains uncured for a period of ten (10) days from the date such payment is due.

     7.2 A material breach by the Borrower, any Guarantor or any Subsidiary of any other covenant contained in this Agreement or the other Loan Documents, including, without limitation, those covenants contained in Section 6, which breach remains uncured for a period of thirty (30) days following notice thereof from the Bank to the Borrower.

     7.3 If any warranty or representation made by the Borrower to the Bank, whether past, contemporaneous or future, including, without limitation, the warranties and representations contained in Section 5, shall be false or misleading in any material respect when made, or if any financial statement given by the Borrower to the Bank shall be false or misleading in any material respect.

     7.4 Upon dissolution, termination of existence, insolvency, appointment of a trustee, receiver or custodian of all or any part of the properties or assets of the Borrower or any Subsidiary, upon an assignment for the benefit of creditors by, the calling of a meeting of creditors of, or the commencement of any proceeding under any bankruptcy or insolvency laws of any state or of the United States or any foreign jurisdiction applicable to any Subsidiary by the Borrower or any Subsidiary or the commencement of any proceeding under any bankruptcy or insolvency laws of any state, or of the United States, or any foreign jurisdiction applicable to any Subsidiary against the Borrower or any Subsidiary, which proceeding is not vacated within thirty (30) days of its commencement, or upon the entry of an adjudication of insolvency or order for relief therein.

     7.5 The occurrence of any event of default, after giving effect to any applicable grace periods, on the part of the Borrower or any Subsidiary in connection with any loans, advances or other extensions of credit by the Bank to the Borrower or any Subsidiary other than those made pursuant to this Agreement.

     7.6 If, in the good faith opinion of the Bank, there is any material adverse change in the Borrower's business or financial condition.

     7.7 A final judgment in excess of $250,000,000 (net of insurance coverage) is entered against the Borrower and same remains undischarged for a period of sixty (60) days, unless such judgment is being contested in good faith and the judgment debtor has posted any required bond with respect thereto.


                                    SECTION 8
                           BANK'S RIGHTS AND REMEDIES

     8.1 Upon the occurrence of an Event of Default the Bank shall have the following rights and remedies and may take the following action, to be exercised within its discretion without further demand, presentation or notice, of any kind:

          (a) All of those rights and remedies provided in this Agreement, in the Uniform Commercial Code and other applicable law in force and effect in New Jersey and any other jurisdiction in which the Borrower maintains assets;

          (b) The Bank's duty to make any further loans pursuant to this Agreement, or otherwise, shall cease, and all of the Obligations of the Borrower and any Subsidiary to the Bank shall immediately become due and payable;

          (c) Sign financing statements in the name of the Borrower, or file financing statements without the Borrower's signature in any relevant state to perfect or maintain the Bank's security interest in any or all of the Collateral;

          (d) Receive and have access to printouts and all other information respecting financial records of the Borrower and each Subsidiary maintained by external computer service companies;

          (e) Require the Borrower and each Subsidiary to assemble the Collateral and make it available at its principal place of business or such other place as the Bank shall direct to allow the Bank to take possession or dispose of the Collateral or to render it temporarily unusable;

          (f) Take possession of and sell in a commercially reasonable manner in accordance with applicable law and/or dispose of any or all of the Collateral (including without limitation the Stock described in Subsection 8.1(i) hereof) at public or private sale without notice or advertisement (if permitted by law) and bid and become a purchaser at such sale, and if notice of such sale or of other action by the Bank is required by applicable law, the Borrower agrees that ten (10) days notice to the Borrower shall be sufficient, which the Bank and the Borrower herewith agree to be commercially reasonable;

          (g) Subrogate to all of the Borrower's and each Subsidiary's interest, rights and remedies in respect to the Collateral; dispose of the goods;

          (h) Apply the proceeds of any disposition of the Collateral available for satisfaction of the Obligations in the order, amounts, and manner which Bank may determine in its sole discretion.

          (i) (A) vote all or any of the shares of Capital Stock of Roda Limited constituting part of the Collateral hereunder (the "Stock"), and give all consents, waivers and ratifications with respect thereto and otherwise act in all matters with respect thereto as the outright owner thereof;

               (B) receive all dividends and all other distributions of any kind on the Stock; and

               (C) exercise any and all rights of collection, conversion or exchange, and any and all other rights, privileges, options or powers of the owner of the Stock pertaining or relating thereto.

          (j) To the extent permitted by applicable law ,do such other and further acts and deeds in the name of the Borrower and each subsidiary which the Bank may deem reasonably necessary or advisable to the extent necessary for the Bank to protect its interest and rights.

          (k) Borrower hereby designates and appoints Bank and its designees as attorney-in-fact of the Borrower, irrevocably and with power of substitution, with authority, to the fullest extent permitted by applicable law, upon the occurrence and during the continuance of an Event of Default, to receive, open and dispose of all mail addressed to the Borrower; to notify the postal authorities to change the address for delivery of mail addressed to Borrower to such other address for delivery of mail addressed to Borrower to such other address as Bank designates; to endorse Borrower's name on any notes, acceptances, checks, drafts, money orders, instruments or other evidences of payment or proceeds of the Collateral that may come into Bank's possession; to sign Borrower's name on any invoices, documents, drafts against and notices to account debtors or other obligors of Borrower and requests for verification of accounts; to execute proofs of claim and loss; to execute any endorsements, assignments or other instruments of conveyance or transfer; to vote all or any of the Stock, give all consents, waivers and ratifications with respect thereto, otherwise act in all matters with respect thereto as the outright owner thereof, receive all dividends and all other distributions of any kind on the Stock, and exercise any and all rights of collection, conversion or exchange and any and all other rights, privileges, options or powers of the owner of the Stock pertaining or relating thereto; to adjust and compromise any claims under insurance policies; to execute releases; and to perform all other acts necessary and advisable, in Bank's sole discretion, to carry out and enforce its rights under this Agreement. The Bank will promptly turn over originals or provide copies of all correspondence opened by Bank. The Bank, in the exercise of this Power of Attorney, shall not unreasonably interrupt the operations of the Borrower. All acts of said attorney or designee are hereby ratified and approved by Borrower and said attorney or designee shall not be liable for any acts of commission or omission nor for any error of judgment or mistake of fact or law. This power of attorney is coupled with an interest and is irrevocable so long as any of the Obligations remain unpaid or unperformed.

     8.2 In addition to the above remedies, if an Event of Default under this Agreement has occurred, the Bank shall have the right and remedy, without posting bonds or other security, to have any provision of the Loan Documents specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such Event of Default will cause irreparable injury to the Bank and that money damages will not provide an adequate remedy thereto.


                                    SECTION 9
                         BORROWER'S RIGHTS AND REMEDIES

     9.1 The Borrower and each Guarantor shall have all of the rights and remedies provided in this Agreement and by the Uniform Commercial Code and other applicable law.

                                   SECTION 10
                            MISCELLANEOUS PROVISIONS

     10.1 (a) Notice of default and presentment, demand, protest and notice of dishonor as to any provision of this Agreement or any other agreement or instrument is hereby waived by the Borrower, except as may be otherwise specifically provided in this Agreement or in any other Loan Document.

     (b) To the extent it may be lawful to do so, each Borrower for itself and for any Person who may claim through or under it hereby:

          (i) agrees that neither it nor any such Person will set up, plead, claim or in any manner whatsoever take advantage of, any appraisement, valuation, stay, extension or redemption laws, now or hereafter in force in any jurisdiction, which may delay, prevent or otherwise hinder (i) the performance or enforcement of, or foreclosure under, this Agreement or the other Loan Documents, (ii) the sale of any of the Collateral or (iii) the putting of the purchaser or purchasers thereof into possession of such property immediately after the sale thereof;

          (ii) waives all benefit or advantage of any such laws;

          (iii) waives and releases all rights to have the Collateral marshaled upon any foreclosure, sale or other enforcement of this Agreement; and

          (iv) waives all claims, damages and demands against the Bank's repossession, retention or sale of the Collateral and all defenses, rights of set off and rights to interpose counterclaims of any nature.

     10.2 "Bank", "Borrower", "Subsidiary" and "Guarantor", as used in this Agreement, shall include the successors, representatives and assigns of those parties; provided, however, that the Borrower shall not assign or delegate any of its rights, remedies, warranties, representations or covenants arising under this Agreement without the prior written consent of the Bank, and any purported assignment or delegation without such consent shall be void.

     10.3 The provisions of this Agreement shall be in addition to those of any guaranty, security agreement, note or other evidence of liability held by the Bank, all of which shall be construed as complementary to each other. In the event of ambiguity or inconsistency between this Agreement, and any other Loan Document, then the terms of this Agreement will govern.

     10.4. The Bank and the Borrower agree that the relationship of the Bank to the Borrower is that of a lender only. The intent of this provision is to clarify and stipulate that the Bank is not a partner or a co-venturer of the Borrower and that Bank's sole interest in the Collateral is for the purpose of security for repayment of the Obligations of the Borrower.

     10.5 (a) The Borrower may at any time prepay any Loan without premium or penalty; provided however, that in the event that any Eurodollar Loan is prepaid prior to the expiration of the applicable Eurodollar Period, any prepayment of the principal of any such Loan shall be accompanied by a payment of all accrued and unpaid interest on the principal so prepaid plus a payment of a prepayment premium equal to the amount, if any, by which (a) the installments of principal being prepaid plus the installments of interest which would have been payable thereon when discounted to a present value at a rate per annum equal to the yield to maturity of the "Applicable Treasury Bond Obligation(s)" exceeds (b) the principal amount being prepaid. The "Applicable Treasury Bond Obligation(s)" shall mean the debt obligation(s) of the United States Treasury having a maturity date(s) nearest in time to the expiration of the applicable Eurodollar Period and the maturity date(s) and yield(s) to maturity of such Applicable Treasury Bond Obligation(s) shall be determined by the Bank in its sole discretion on the basis of quotations published in The Wall Street Journal (or comparable source) on the date of prepayment. A certificate of the Bank setting forth such amount or amounts as shall be necessary to reimburse the Bank for any loss, cost or expense incurred hereunder shall be delivered to the Borrower and shall be conclusive absent manifest error.

     (b) If on or prior to the first day of any Eurodollar Period with respect to a Eurodollar Loan, deposits in dollars (in the applicable amounts) are not being offered to the Bank in the relevant market for such Eurodollar Period, the Bank shall forthwith give notice thereof to the Borrower, whereupon until the Bank notifies such Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Bank to make Eurodollar Loans shall be suspended. Unless the Borrower notifies the Bank at least two (2) Business Days before the date of any Eurodollar Loan for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrower shall instead borrow a Base Rate Loan.

     (c) If, after the date of this Agreement, the adoption of or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for the Bank to make, maintain or fund Eurodollar Loans whereupon, until the Bank notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of the Bank to make Eurodollar Loans shall be suspended. If the Bank shall determine that it may not lawfully continue to maintain and fund any of its outstanding Eurodollar Loans to maturity and shall so specify in such notice, the appropriate Borrower shall immediately prepay in full the then outstanding principal amount of each such Eurodollar Loan, together with accrued interest thereon and all other amounts to be paid thereon as if such prepayment were to be made pursuant to Section 10.5(a). Concurrently with prepaying each such Eurodollar Loan, the Borrower shall borrow a Base Rate Loan in an equal principal amount from the Bank (on which interest and principal shall be payable contemporaneously with the related Eurodollar Loans), and the Bank shall make such a Base Rate Loan.

     (d) If after the date hereof, the adoption of, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank (provided that the Bank will be the agent bank), with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency: (i) shall subject the Bank to any tax, duty or other charge with respect to its Eurodollar Loans or its obligation to make Eurodollar Loans, or shall change the basis of taxation of payments to the Bank of the principal of or interest on its Eurodollar Loans or any other amounts due under this Agreement in respect of its Eurodollar Loans or its obligation to make Eurodollar Loans (except for changes in the rate of tax on the overall net income of the Bank); or (ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System) against assets or deposits with or for the account of, or credit extended by, the Bank; or (iii) shall impose on the Bank or on the London interbank market any other condition affecting its Eurodollar Loans or its obligation to make Eurodollar Loans; and the result of any of the foregoing is to increase the cost to the Bank of making or maintaining any Eurodollar Loan, or to reduce any amount received or receivable by the Bank under this Agreement by an amount deemed by the Bank to be material, then within fifteen (15) days after written demand by the Bank, the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank for such increased cost or reduction. The Bank shall use its best efforts to provide to the Borrower reasonable evidence to support the Bank's determination of the amount demanded.

     (e) The Bank will promptly notify the Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle the Bank to compensation pursuant to Section 10.5(a) and will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of the Bank, be otherwise disadvantageous to the Bank. A certificate of the Bank claiming compensation under Section 10.5(a) and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. The Bank shall use its best efforts to provide to the Borrower reasonable evidence to support the Bank's determination of the amount demanded. In determining such amount, the Bank may use any reasonable averaging and attribution methods.

     10.6 Borrower and the Guarantor agree that they will, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such supplements hereto and such further documents and instruments as may reasonably be required for carrying out the intention of or facilitating the performance of this Agreement or as requested by the Bank to perfect or preserve any interests or liens granted to it pursuant to the Loan Documents.

     10.7 In the event there is more than one Borrower, all representations, warrants, covenants, rights granted hereunder and provisions contained herein shall apply to each Borrower severally as well as to all Borrowers jointly.

     10.8 Anything to the contrary notwithstanding, the Bank shall be entitled to retain all sums paid by or on behalf of Borrower pursuant to the terms of this Agreement and any other agreement, document, or instrument executed in connection herewith despite the filing of any insolvency proceeding under federal or state law, it being acknowledged by Borrower that all such payments made to the Bank did not constitute a preference, was given in exchange for contemporaneous value, permitted Borrower to continue to operate, did not favor the Bank over other creditors, and resulted in Borrower obtaining substantial value and benefits.

     10.9 The Bank shall be under no duty to any Borrower or anyone else to, nor shall the Bank have any liability whatsoever to any Borrower or anyone else for failing to: (i) preserve, protect or marshal any of its Collateral; (ii) preserve or protect the rights of any Obligor against any person claiming an interest in any of the Collateral adverse to that of any Obligor; (iii) realize upon any of the Collateral or in any particular order or manner or seek repayment of the Obligations from any particular source; or (iv) permit any substitution or exchange of all or any part of any of the Collateral or release any part of any of the Collateral from any lien, even if that substitution or release would leave the Bank inadequately secured.

     10.10. Without limitation of the Bank's rights at law, the Borrower hereby agrees that so long as Bank remains the lead lender and there is no additional costs or fees payable by the Borrower, the Bank shall have the right to sell participations in any Obligation in the sole discretion of the Bank, and the Borrower shall provide, or cause to be provided, all required assistance to the Bank in selling and closing any participation, including permitting any prospective participant to inspect any Obligor's books, records, or Collateral.

     10.11 The within Agreement and the other Loan Documents are to be executed and delivered within the State of New Jersey, are to be principally performed within the State of New Jersey, and the Borrower and the Bank elect that the laws of New Jersey (without regard to its principles of conflicts of law) shall govern the construction of this Agreement and the rights, remedies, warranties, representations, covenants and provisions hereof. The Borrower hereby irrevocably consents to the exclusive jurisdiction of the state courts of the State of New Jersey and any federal court located in the State of New Jersey in connection with any action or proceeding arising out of or relating to this Agreement or any other Loan Document. The Borrower hereby waives the defenses of forum non conveniens and improper venue.

     10.12 If any of the provisions of this Agreement shall contravene or be held invalid under the laws of any jurisdiction, the Agreement shall be construed as if not containing such provisions and the rights, remedies, warranties, representations, covenants and provisions hereof shall be construed and enforced accordingly in such jurisdiction and shall not in any manner affect such provision in any other jurisdiction, or any other provisions in this Agreement in any jurisdiction.

     10.13 The Events of Default, rights, remedies, warranties, representations, covenants and provisions set forth in this Agreement, or as may be provided by applicable law, shall be cumulative and not alternative or exclusive, and the Bank's Rights and Remedies may be exercised by the Bank at such time or times, in such order of preference, as the Bank in its sole discretion may determine.

     10.14 Section and Subsection headings are for reference only and shall not affect the interpretation or meaning of any provision of this Agreement.

     10.15 This Agreement embodies the entire agreement and understanding between the Borrower and the Bank and supersedes all prior agreements and understandings relating to the subject matter hereof. All warranties, representations and covenants incorporated or made herein shall survive the execution and delivery of this Agreement. No delay or omission of the Bank in exercising or enforcing any of the Bank's Rights and Remedies hereunder shall constitute a waiver thereof; and no waiver by the Bank of any Event of Default should operate as a waiver of any other Event of Default. No term or provision hereof shall be waived, altered or modified except with the prior written consent of the Bank, which consent makes explicit reference to this Agreement. Except as provided in the preceding sentence, no other agreement or transaction, of whatsoever nature, entered into between the Bank and the Borrower at any time (whether before, during or after the effective date of this Agreement), shall be construed in any particular as a waiver, modification or limitation of any of the Bank's Rights and Remedies under this Agreement nor shall anything in this Agreement be construed as a waiver, modification or limitation of any of the Bank's Rights and Remedies, not only under the provisions of this Agreement, but also of any such other agreement or transaction.

     10.16 Any and all references to "days" in this Agreement shall mean "calendar days" except as otherwise specifically provided herein or by law.

     10.17 All notices, requests and other communications pursuant to this Agreement shall be in writing, either by letter sent certified mail, return receipt requested or by telefax, with electronically generated receipt, followed by regular mail, or by hand delivery or overnight courier service addressed to the Bank at "210 Main Street, Hackensack, NJ 07601" or to Borrower at its principal place of business as described in Subsection 5.13 or at such other address as either may give notice to the other as herein provided. Any notice, request or communication hereunder shall be deemed to have been given three (3) days after its deposit in the mails, postage prepaid, or in the case of hand delivery or overnight courier, when delivered, or in the case of telefax, when received as evidenced by electronically generated receipt, provided, however, that notice of a change of address, as hereinabove provided, shall be deemed to have been given only when actually received by the party to which it is addressed.

     10.18 THE BANK AND BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CIVIL LITIGATION BASED HEREIN, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BANK ENTERING INTO THIS AGREEMENT EXECUTED AT HACKENSACK, NEW JERSEY ON THE DATE FIRST ABOVE MENTIONED.



ATTEST:                                 CUNNINGHAM GRAPHICS
                                          INTERNATIONAL, INC.



BY: ________________________            BY: __________________________
   Timothy Mays,                            Robert M. Okin,
    Secretary                               Senior Vice President and
                                            Chief Financial Officer




                                        SUMMIT BANK



                                        By: __________________________
                                            Rick DeBel, Vice President

                                 SCHEDULE 1.1(e)


         Maximum Leverage             Applicable Margin       Applicable Margin
               Ratio                For Eurodollar Loans     For Base Rate Loans
                                        (to be added)          (to be deducted)

Less than .50                               90 BP                   150 BP

Greater than or equal to .50 but            90 BP                   125 BP
less than 1.0

Greater than or equal to 1.0 but            115 BP                  100 BP
less than 1.5

Greater than or equal to 1.5 but            150 BP                  75 BP
less than 2.0

Greater than or equal to 2.0 but            175 BP                  50 BP
less than 2.5

Greater than 2.5                            175 BP                  25 BP

                                  SCHEDULE 6.7
                               ENVIRONMENTAL RIDER
                   ENVIRONMENTAL REPRESENTATIONS AND COVENANTS

1. Definitions. As used in this Rider, the following terms shall have the following meanings:

(a) Clean-up: Removal and/or remediation of, or other response to, Contamination to the satisfaction of all applicable governmental agencies, in compliance with Environmental Laws.

(b) Contamination: The presence on, or Release on, from or to, the Property of any Hazardous Substance.

(c) Environmental Documents: (i) Any and all documents received by the Borrower or any subsidiary from or submitted by the Borrower or any subsidiary to the United States Environmental Protection Agency, the New Jersey Department of
Environmental Protection and/or any state, or foreign county, municipal or foreign environmental or health agency concerning the environmental condition of the Property or the environmental aspects of the Borrower's or any Subsidiary's operations upon the Property; and (ii) any and all reviews, audits, reports, or other analyses concerning environmental conditions, including but not limited to Contamination that have been prepared by or on behalf of the Borrower or any Subsidiary. The Bank will take all reasonable steps, at Borrower's cost, necessary to assist the Borrower or any Subsidiary in maintaining any privilege the Borrower or such Subsidiary may claim with respect to such reviews, audits, reports or other analyses.

(d) Environmental Laws: Any and all federal, state, local and foreign laws, statutes, codes, ordinances, regulations, rules or other requirements (including, but not limited to, consent decrees and judicial or administrative orders affecting the Property), relating to environmentally related human health or safety concerns ("Human Health or Safety Concerns") or to the environment, including, but not limited to, those applicable to the storage, treatment, disposal, handling and release of any Hazardous Substances, all as may be amended or modified from time to time. The following statutes and all rules and regulations relating thereto are a part (but are not to be deemed all) of the Environmental Laws: the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA" or the "Federal Superfund Act") as amended by the Superfund Amendments and Reauthorization Act of 1986 ("SARA") (42 U.S.C. ss. 6901-9675); the Resource Conservation and Recovery Act of 1976, as amended ("RCRA") (42 U.S.C. ss. 6901 et seq.); the Clean Water Act, as amended (33 U.S.C. ss. 1251, et seq.); the Federal Insecticide, Fungicide and Rodenticide Act, as amended ("FIFRA") (7 U.S.C. ss. 136 et seq.); The Hazardous Materials Transportation Act, as amended (49 U.S.C. Section 1801, et seq.); the Toxic Substances Control Act (15 U.S.C. 2601, et seq.); the New Jersey Spill Compensation and Control Act, as amended (the "Spill Act")

(N.J.S. 58:10-23.11, et seq.); the New Jersey Industrial Site Recovery Act, as amended ("ISRA") (N.J.S. 13:1K 8(d), et seq.); the New Jersey Solid Waste Management Act, as amended (N.J.S. 13:1E-1, et seq.);the Underground Storage of Hazardous Substances Act, N.J.S. 58:10A-21, et seq., as amended ("New Jersey Tank Registration Act"); the New Jersey Water Pollution Control Act, as amended (N.J.S. 58:10A-21, et seq.); the New Jersey Air Pollution Control Act (N.J.S. 26:2C-1 et seq.); the Safe Drinking Water Act (33 U.S.C. 1251, et seq.); the Occupational Safety and Health Act (29 U.S.C. 2601, et seq.); the New Jersey Worker and Community Right to Know Act (N.J.S. 34:5A-1, et seq.); and the New Jersey Toxic Catastrophe Prevention Act (N.J.S. 13:1-19, et seq.).

(e) Hazardous Substances: Any dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance as defined in or governed by any Environmental Law or otherwise relating to Human Health or Safety Concerns or the environment, and also including, but not limited to, urea-formaldehyde, polychlorinated biphenyls, asbestos and asbestos-containing materials, nuclear or radioactive fuel or waste, radon, explosives, known carcinogens, petroleum, petroleum products, or any other waste, material, substance, pollutant or contaminant that might cause any injury to human health or safety or to the environment or that might subject the owner or operator of the Property to any claims, causes of action, costs, damages, penalties, expenses, demands, or liabilities, however defined, under any applicable Environmental Law. Notwithstanding the foregoing, for purposes of this Article IV, Hazardous Substances shall not include de minimis quantities of janitorial and cleaning supplies or other retail goods sold or stored in the ordinary course of business.

(f) Property: All real property owned, leased, occupied or otherwise used by the Borrower, including without limitation, the real property owned by the Borrower and the Subsidiaries at 629 Grove Street, Jersey City, New Jersey, 111 Eighth Avenue, New York, NY and 29/33 Choumert Grove and Unit 9, Print Village Industrial Estate, Peckham, London, England.

(g) Regulatory Actions: Any investigation, inquiry, claim, demand, action or proceeding brought or instigated by any governmental authority in connection with any Environmental Law, including, without limitation, civil, criminal and/or administrative proceedings, and whether or not seeking costs, damages, penalties or expenses.

(h) Release: The spilling, leaking, disposing, discharging, emitting, depositing, injecting, leaching, escaping, or any other release, or threatened release, however defined, and whether intentional or unintentional, of any Hazardous Substance.

(i) Third Party Claims: Third party claims, actions, demands or proceedings (other than Regulatory Actions) based on breach of contract, negligence, trespass, strict liability, nuisance, toxic tort or detriment to human health or safety due to Contamination, and whether or not seeking costs, damages, penalties or expenses.

2. Representations and Warranties. The Borrower represents and warrants to the best of its knowledge, after due investigation and inquiry:

(a) No part of the Property was ever used, nor is it being used now, as a landfill, dump or other disposal, storage, transfer or handling area for Hazardous Substances for industrial, military or manufacturing purposes; or as a gasoline service station or a facility for selling, dispensing, storing, transferring or handling petroleum and/or petroleum products, except for the storage, transfer and handling of Hazardous Substances in amounts reasonably necessary in connection with the Borrower's current business; and

(b) There are no underground or above-ground storage tanks (whether or not currently in use), urea-formaldehyde materials, asbestos, asbestos-containing materials, polychlorinated biphenyls (PCBs) or nuclear fuels or wastes, located on or under the Property, and no underground tank previously located on the Property has been removed therefrom; and

(c) Except as previously disclosed in writing to the Bank, there has not been or is now occurring, any Release of any Hazardous Substance on, to or under the Property; and

(d) The Borrower's and each Subsidiary's use, if any, and/or disposal, if any, of Hazardous Substances on the Property and/or disposal elsewhere, if any, of Hazardous Substances generated on or from the Property, has been in material compliance with all applicable Environmental Laws; and

(e) Except as previously disclosed in writing to the Bank, the Property and the use and operation thereof, are currently, and at all times during the Borrower's and each Subsidiary's occupancy or operation of the Property, have been in material compliance with all applicable Environmental Laws.

(f) Except as previously disclosed in writing to the Bank, no Third Party Claims and/or Regulatory Actions have been asserted or assessed against the Borrower and/or the Property, and no Third Party Claims and/or Regulatory Actions are pending or threatened against the Borrower or any Subsidiary and/or the Property.

(g) The Property is not listed in the United States Environmental Protection Agency's National Priorities List of Hazardous Waste Sites or any similar domestic or foreign list, schedule, log, inventory or record, however defined, maintained by any federal, state or local governmental agency with respect to sites from which there is or has been, a Release of any Hazardous Substance.

Except as disclosed by the Borrower to the Bank in writing, neither the Borrower nor any Subsidiary has transported or arranged for the transportation of any Hazardous Substances from the Property to any location which is: (i) listed on the National Priorities List Under CERCLA or any similar domestic or foreign list; (ii) listed for possible inclusion on the National Priorities List by the Environmental Protection Agency in CERCLIS or on any similar state or foreign list; or (iii) the subject of any Regulatory Action.

(h) Neither the Borrower nor any Subsidiary has received and is not in possession of any Environmental Documents except as to (x) matters disclosed in
Schedule 5.7 to the Agreement and (y) routine reports in the ordinary course of business that do not disclose or relate to any matter that does or could have a material adverse effect on the assets, business or financial condition of the Borrower or such Subsidiary.

(i) None of the real property owned and/or occupied by the Borrower or any Subsidiary including, but not limited to, the Property, has been or is now being used as a "Major Facility" as such term is defined in N.J.S. 58:10-23.11b(1). Neither the Borrower nor any Subsidiary will use the Property in the future as a "Major Facility."

(j) There are no liens against the Property arising under any Environmental Law or based upon a Regulatory Action and/or Third Party Claim; and further, no lien has been attached to any revenues or any real or personal property owned by the Borrower or any Subsidiary including, but not limited to, the Property, as a result of the Chief Executive of the New Jersey Spill Compensation Fund expending monies from said fund pursuant to N.J.S. 58:10-23.11g, and/or to pay for "Cleanup and Removal Costs" as such term is defined in N.J.S. 58:10-23.11b(d), arising from an intentional or unintentional action or omission of the Borrower or any Subsidiary or any previous owner and/or operator of the Property.

3. Covenants.

(a) Neither the Borrower nor any Subsidiary will permit or conduct on the Property either the generation, treatment, manufacture, use, storage or disposal of any Hazardous Substance, except in compliance with all Environmental Laws. In addition, neither the Borrower nor any Subsidiary will permit the Property to be used for any of the purposes set forth in Section 2(a) hereof, except as otherwise permitted by said Section 2(a).

(b) The Borrower and each Subsidiary will promptly notify the Bank in writing, of any material existing, pending or, to the knowledge of Borrower or such Subsidiary, threatened (i) Regulatory Actions (ii) Third Party Claims, and/or
(iii) Contamination.



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

(c) In the event that any investigation and/or Clean-up of any Hazardous Substance or other environmental condition on or under the Property is required pursuant to Environmental Laws as a result of or relating to any of the following, then the Borrower shall complete or cause to be completed, as its own expense, such investigation and/or Clean-Up of: (i) any Release of any Hazardous Substance on or under the Property or the presence of any Hazardous Substance which has come to be located on or under the Property from another location;
(ii) any injury to human health or safety or the environment by reason of the environmental condition of, or activities on or under the Property; or (iii) any violation, or alleged violation, of any applicable Environmental Law.

     (d) After the date of this Rider, the Borrower and each Subsidiary will deliver to the Bank so long as any Obligations are outstanding and the Borrower or any Subsidiary has any interest in the Property, complete copies of any and all Environmental Documents.

     (e) The Borrower and each Subsidiary will keep the Property free of any lien imposed pursuant to any Environmental Law. In the event that there shall be filed a lien against the Property by the New Jersey Department of Environmental Protection, pursuant to and in accordance with the provisions of the New Jersey Spill Compensation and Control Act (specifically, N.J.S. 58:10-23.11(f), as a result of the Chief Executive of the New Jersey Spill Compensation Fund having expended monies from said fund pursuant to N.J.S. 58:10-23.11g and/or to pay "Cleanup and Removal Costs," as such term in defined in N.J.S. 58:10-23.11(d), arising from an intentional or unintentional action or omission of the Borrower and any Subsidiary, resulting in the releasing, spilling, pumping, pouring, emitting, emptying or dumping of "Hazardous Substances," as such term is defined in N.J.S. 58:10-23.11b(k), into waters of the State of New Jersey or onto lands from which it might flow or drain into said waters, then the Borrower or such Subsidiary shall, within sixty (60) days from the date that the Borrower or such subsidiary is given notice that the lien has been placed against the Property (or within such shorter period of time in the event that the State of New Jersey has commenced steps to cause the Property to be sold pursuant to the lien), either (i) pay the claim and remove the lien from the Property, or (ii) furnish to the Bank either (A) a bond satisfactory to the Bank in the amount of the claim out of which the lien arises, (B) a cash deposit in the amount of the claim out of which the lien arises, or (c) other security reasonably satisfactory to the Bank in the amount sufficient to discharge the claim out of which the lien arises.

     (f) In the event facts become known to the Borrower or any Subsidiary and/or the Bank indicating a possible violation of any of the environmental representations, warranties, covenants and indemnities set forth in this Rider, the Borrower or such Subsidiary shall have an environmental review, audit and/or

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

report prepared for the Bank if none has previously been so provided. The duty of the Borrower or such Subsidiary to provide such environmental review, audit and/or report shall continue after the occurrence of and during the continuance of any Event of Default under the terms of this Agreement, or the Revolving Credit Note.

     (g) The Bank, before exercising its rights under the Agreement and after the occurrence of any Event of Default as aforesaid, may itself, or by its employees, agents, contractors or representatives, enter upon the Property for the purposes of conducting such soil and chemical tests or other investigations, examinations, or analyses (hereafter referred to as "Investigation") as the Bank may reasonably desire. The Bank shall provide the Borrower or the appropriate Subsidiary with reasonable notice before entering the Property to conduct any such investigation, and the Borrower and each such Subsidiary shall cooperate fully in such investigation.

     (h) The Bank and its employees, agents, contractors, consultants and/or representatives shall conduct any such Investigation in a manner which does not unreasonably interfere with the Borrower's or any Subsidiary's use of and operations of the Property.

     (i) The Borrower and each Subsidiary shall use its best efforts to assure compliance with all Environmental Laws by all lessees, tenants, subtenants, occupants, licensees and users of the Property.

4. Indemnities.

     (a) The Borrower agrees to, and does hereby, indemnify, defend (with counsel reasonably acceptable to the Bank) and hold harmless the Bank, its directors, officers, employees and agents (all being included in the word "Bank" for the purpose of this Section 4 (a)) from any and all claims, causes of action, damages, demands, fines, liabilities, losses, penalties, settlements, expenses and/or costs, however defined and of whatever kind of nature, known or unknown (including, but not limited to, attorneys' fees, consultants' fees, laboratory fees, and related expenses, all of which shall be reasonable), which may be asserted against, imposed on, suffered or incurred by, the Bank, arising out of or in any way related to or due to (i) Contamination or Release (ii) any injury to human health or safety (including wrongful death) or the environment by reason of Contamination or Release(iii) any violation, or alleged violation, by the Borrower or any Subsidiary of any Environmental Law; (iv) any material misrepresentation by the Borrower in this Rider and/or the Agreement pertaining to environmental matters or in any other documents or materials furnished by the Borrower or any Subsidiary to the Bank and/or its representatives in connection with the Agreement pertaining to environmental matters; (v) any breach of, or other failure to comply with, or any default after expiration of applicable grace and cure periods under, any provision of this Rider; (vi) any lawsuit brought or threatened, settlement reached, or governmental order relating to Contamination or Release or (vii) any lien imposed upon the Property in favor of any governmental entity as a result of Contamination or Release. The duty of the Borrower to indemnify, defend, and hold harmless includes, but is not limited to any Regulatory Action. The Borrower further agrees that pursuant to its duty to indemnify under this
Section 4(a)a), it shall indemnify the Bank against all expenses incurred by the Bank (including attorneys' fees and costs) as they become due and not wait for the ultimate outcome of any litigation or administrative proceeding.

     (b) If the Borrower or any Subsidiary fails to comply with any of the provisions of this Section 4 and/or fails to initiate and diligently pursue any Clean-Up required to be performed by the Borrower or such Subsidiary's at the Property under Environmental Laws within thirty (30)days after receipt of written notice from the Bank specifying Borrower's or such Subsidiary's failure to comply or initiate and diligently pursue such Clean-up, the Bank, may, in its sole direction, either (i) declare an Event of Default under the Agreement or
(ii) after notice to the Borrower, cause such Clean-Up of any Hazardous Substances or other environmental condition on or under the Property, or both; or (iii) pay on behalf of the Borrower or any subsidiary any costs, fines or penalties imposed on the Borrower or such subsidiary as a result of any Regulatory Actions; or (iv) make any other payment or perform any other reasonable act which will prevent a lien in favor of any federal, state or local governmental authority from attaching to the Property; or (v) pay, on behalf of the Borrower or such Subsidiary, any damages, costs, fines or penalties imposed on the Borrower or such Subsidiary's as a result of any Third Party Claims or any one or more of the foregoing. The costs of such Clean-Up and/or exercise of the remedies hereinabove set forth by the Bank shall be added to the indebtedness under the Agreement (and whether or not any court has ordered the Clean-Up), and, said costs shall become due and payable, with interest thereon, at the Default Rate set forth in Section 2.1(b)(iii)of the Agreement. After the occurrence an Event of Default hereunder, subject to Sections 3(g) and (h) hereof, the Bank and its employees, agents, contractors and representatives shall have access to the Property to conduct any Clean-Up that the Bank, in its sole discretion, deems appropriate; however, the Bank has no affirmative obligation to conduct any such Clean-Up, and this Rider shall not be construed as creating any such obligation or any liability on the part of the Bank.

     (c) Any partial exercise by the Bank of the remedies set forth in Section 4(b) hereof, or any partial undertaking on the part of the Bank to cure the failure of the Borrower or any Subsidiary to comply with the Environmental Laws, shall not obligate the Bank to complete the actions taken or require the Bank to expend further sums to cure such non-compliance; nor shall the exercise of any such remedies operate to place upon the Bank any responsibility for the operation, control, care, management or repair of the Property or make the Bank the "operator" of the Property within the meaning of the Environmental Laws". The Bank, by making any such payment or incurring any such costs shall be subrogated to any rights of the Borrower or such subsidiary to seek reimbursement form any third parties, including, without limitation, a predecessor-in-interest to the Borrower's title to or interest in the Property, who may be a "responsible party" or otherwise be liable under the Environmental Laws.



CUNNINGHAM GRAPHICS                       SUMMIT BANK
INTERNATIONAL, INC.


By:_________________________              By: __________________________
   Robert M. Okin,                            Rick DeBel,
   Senior Vice President and                  Vice President
   Chief Financial Officer




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